Exhibit 99.1

Dear Shareholder,

I am pleased to announce Isabella Bank Corporation’s net income for the third quarter of 2011 was $2.51 million. The Corporation paid a $0.19 per share cash dividend in the third quarter of 2011. Based on the Corporation’s average stock price of $18.35 for the month of September 2011, the annualized dividend yield was 4.14%. Here are a few of our financial highlights as of September 30, 2011:

•

The Corporation’s net income for the first nine months of 2011 was $7.50 million, a $772,000 or 11.48% increase over the same period in 2010. The increase in earnings is primarily a result of increased net interest income due to strong asset growth, and a lower provision for loan loss expense as loan losses continue to decline.

•

The Corporation’s total assets were $1.32 billion, an 8.02% increase when compared to December 31, 2010. The majority of this growth was funded by a 7.42% increase in deposits. Assets under management, which include loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations, were

$1.91 billion.

•

The Corporation’s loan quality remains strong as evidenced by its low percentage of loans classified as “nonperforming,” 0.81% as of September 30, 2011. The comparable average ratio for all banks in the state of Michigan was 2.86% as of June 30, 2011, the date of the most recently available information. The Corporation had $2.04 in loan loss reserve for every dollar of nonperforming loans, an outstanding coverage ratio.

•

The Corporation’s risk based capital to risk adjusted total assets ratio was 13.68%, which is considered to be exceptionally strong when compared to the 10.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

We are pleased to announce the Corporation has been approved to participate in the Direct Registration System (DRS). Shareholders who purchased ISBA stock through a brokerage firm can now electronically transfer their ISBA shares to their account at the Corporation. As a result, the fee previously charged will be eliminated and the process itself will be quicker for our shareholders. For more information, please contact Debbie Campbell at (989) 779-6237.

On behalf of our Board, thank you for your continued support. If you have any questions or concerns, please feel free to call me at (989) 779-6230 or email me at rbarz@isabellabank.com.

Richard J. Barz, CEO

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2010, and Form 10-Q for the quarter ended September 30, 2011, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.